                           Offer to Purchase for Cash
                                       by
                                 Telesoft Corp.
                                       of
                   Up to 2,300,000 Shares of its Common Stock
    At a Purchase Price Not Greater Than $7.50 Nor Less Than $7.00 Per Share

-------------------------------------------------------------------------------
  THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, MARCH 6, 2000, UNLESS THE OFFER IS EXTENDED.
-------------------------------------------------------------------------------

     Telesoft Corp., an Arizona corporation, invites you to tender your shares of Telesoft common stock to Telesoft at a price not greater than $7.50 nor less than $7.00 per share in cash, as specified by tendering stockholders, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, as amended from time to time, together constitute the "offer").

     Telesoft will, upon the terms and subject to the conditions of the offer, determine a single per share price (not greater than $7.50 nor less than $7.00 per share), net to the seller in cash (the "Purchase Price"), that it will pay for shares validly tendered and not withdrawn pursuant to the offer, taking into account the number of shares so tendered and the prices specified by tendering stockholders. Telesoft will select the lowest Purchase Price that will allow it to buy 2,300,000 shares validly tendered and not withdrawn pursuant to the offer (or such lesser number of shares as are validly tendered at prices not greater than $7.50 nor less than $7.00 per share). Telesoft will pay the Purchase Price for all shares validly tendered at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the offer including the terms thereof relating to proration and conditional tenders. Telesoft reserves the right, in its sole discretion, to purchase more than 2,300,000 shares pursuant to the offer. Shares tendered at prices in excess of the Purchase Price and shares not purchased because of proration or conditional tenders will be returned.

     The offer is not conditioned on any minimum number of shares being tendered. The offer is, however, subject to certain other conditions. See
Section 7.

     The shares are listed and traded on the Nasdaq SmallCap Market under the symbol "TSFT." On February 2, 2000, the last full trading day on the Nasdaq SmallCap Market prior to announcement of the offer, the closing per share sales price as reported on the Nasdaq SmallCap Market was $4.75. Telesoft urges you to obtain current quotations on the market price of the shares. See Section 8.

     The Board of Directors of Telesoft has approved the offer. However, you must make your own decision whether to tender your shares and, if so, how many shares to tender and the price or prices at which you are tendering your shares. Neither Telesoft nor its Board of Directors makes any recommendation to any stockholder as to whether to tender or refrain from tendering shares. See
Section 10 for information regarding the intentions of Telesoft's directors and executive officers with respect to tendering shares pursuant to the offer.

                         _____________________________


            The date of this Offer to Purchase is February 4, 2000.

                                   IMPORTANT

     If you desire to tender all or any portion of your shares, you must:

     (1) properly complete and duly execute the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver the Letter of Transmittal or such facsimile with your certificate(s) for the shares you are tendering and any other documents required by the Letter of Transmittal to Corporate Stock Transfer, Inc. (the "Depositary"),

     (2) deliver such shares pursuant to the procedures for book-entry transfer set forth in Section 3, or

     (3) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.

If you have shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that broker, dealer, commercial bank, trust company or other nominee you desire to tender such shares. If you desire to tender shares and your share certificates are not immediately available or you cannot comply with the procedure for book-entry transfer on a timely basis or your other required documentation cannot be delivered to the Depositary by the expiration of the offer, you should tender such shares by following the procedures for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to Beacon Hill Partners, Inc., 90 Broad Street, 20th Floor, New York, New York 10004, Telephone: 800-755-5001 or 212-843-8500,
e-mail: tender@bhpweb.com.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Offer to Purchase contains certain forward-looking statements, which are statements other than historical information or statements of current condition. Some forward-looking statements may be identified by use of terms such as "believes," "anticipates," "intends," or "expects." These forward-looking statements may relate to the plans and objectives of Telesoft for future operations. In light of the risks and uncertainties inherent in all future projections, the inclusion of forward-looking statements in this Offer to Purchase should not be regarded as a representation by Telesoft or any other person that the objectives or plans of Telesoft will be achieved. Numerous factors could cause Telesoft's actual results to differ materially from such forward-looking statements. Telesoft undertakes no obligation to release publicly the results of any future revisions it may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The safe harbors contained in
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 do not apply to these forward-looking statements.

                               SUMMARY TERM SHEET

     This summary highlights the most material information from this Offer to Purchase. To understand the offer fully and for a more complete description of the terms of the offer, you should read carefully this entire Offer to Purchase and Letter of Transmittal. We have included section references to direct you to a more complete description of the topics in this summary.

What securities is Telesoft offering
  to purchase? (See Section 1.).......  Telesoft is offering to purchase
                                        2,300,000 shares of its common stock
                                        or any lesser number of shares that
                                        stockholders properly tender in the
                                        offer.  If more than 2,300,000 shares
                                        are tendered, all shares tendered at
                                        or below the purchase price will be
                                        purchased on a pro rata basis, except
                                        for "odd lots" which will be
                                        purchased on a priority basis.

How much will Telesoft pay me for my
  shares and in what form of
  payment? (See Section 5.)...........  Telesoft is conducting the offer through a procedure commonly called a
                                        modified "Dutch Auction."

                                        .  This procedure allows you to select
                                           the price within a specified price
                                           range at which you are willing to
                                           sell your shares.  The price range
                                           for this offer is $7.00 to $7.50

                                        .  Telesoft will determine the lowest
                                           single per share price within the
                                           price range that will allow it to
                                           purchase 2,300,000 shares, or if
                                           fewer shares are tendered, all shares
                                           tendered.

                                        .  All shares purchased will be
                                           purchased at the same price, even if
                                           you have selected a lower price, but
                                           no shares will be purchased above the
                                           purchase price determined by
                                           Telesoft.

                                        .  If you wish to maximize the chance
                                           that your shares will be purchased,
                                           you should check the box in the
                                           section on the Letter of Transmittal
                                           indicating that you will accept the
                                           purchase price determined by Telesoft
                                           under the terms of the offer.  Note
                                           that this election could result in
                                           your shares being purchased at the
                                           minimum price of $7.00 per share.

                                        .  Stockholders whose shares are
                                           purchased in the offer will be paid
                                           the purchase price, net in cash,
                                           without interest, as soon as
                                           practicable after the expiration of
                                           the offer period.  Under no
                                           circumstances will Telesoft pay
                                           interest on the purchase price,
                                           including but not limited to, by
                                           reason of any delay in making
                                           payment.

Does Telesoft have the financial
  resources to pay me for my shares?
  (See Section 11.)...................  Telesoft intends to obtain all of the approximately $17.25 million of funds
                                        required to purchase the shares in
                                        this offer from its available cash
                                        and borrowings.

When does the tender offer expire?
  Can Telesoft extend the offer, and
  if so, how will I be notified? (See
  Section 16.)........................  .  The offer expires Monday, March 6,
                                           2000, at 12:00 Midnight, New York
                                           City time, unless it is extended by
                                           Telesoft.

                                        .  Yes, Telesoft may extend the offer
                                           at any time.

                                        .  Telesoft cannot assure you that the
                                           offer will be extended or, if
                                           extended, for how long.

                                        .  If the offer is extended, Telesoft
                                           will make a public announcement of
                                           the extension no later than 9:00
                                           a.m., New York City time, on the next
                                           business day following the previously
                                           scheduled expiration of the offer
                                           period.

What is the purpose of the offer?
  (See Section 9.)....................  .  Telesoft has explored ways in which to deploy the cash proceeds of the
                                           1998 sale of its GoodNet subsidiary
                                           and enhance stockholder value.
                                           Telesoft's management believes that
                                           its available cash is in excess of
                                           its reasonably foreseeable need for
                                           cash for research and development
                                           purposes.

                                        .  Telesoft's management determined
                                           that excess cash should be used to
                                           repurchase shares, including shares
                                           owned by Joseph W. Zerbib, our
                                           Chairman and retiring Chief Executive
                                           Officer and President, and our other
                                           stockholders.

                                        .  This offer allows stockholders an
                                           opportunity to exit all or part of
                                           their investment in Telesoft shares
                                           on potentially more favorable terms
                                           than would otherwise be available.
                                           However, stockholders who choose not
                                           to tender their shares may also
                                           benefit from these transactions.
                                           Non-tendering stockholders will own a
                                           greater interest in a company with a
                                           potentially stronger earnings per
                                           share growth rate.

What are the most significant
  conditions to the offer? (See
  Section 16.)........................  Telesoft's obligation to accept for payment, purchase or pay for any
                                        shares tendered depends upon a number
                                        of conditions, including:

                                        .  No significant decrease in the price
                                           of Telesoft's common stock or in the
                                           price of equity securities generally,
                                           or any adverse changes in
                                           the U.S. stock markets or credit
                                           markets, shall have occurred during
                                           this offer.

                                        .  No legal action shall have been
                                           threatened, pending or taken, that
                                           might adversely affect the offer.

                                        .  No one shall have proposed,
                                           announced or made a tender or
                                           exchange offer (other than this
                                           offer), merger, business combination
                                           or other similar transaction
                                           involving Telesoft.

                                        .  No material change in the business,
                                           condition (financial or otherwise),
                                           assets, income, operations, prospects
                                           or stock ownership of Telesoft shall
                                           have occurred during this offer.

How do I tender my shares? (See
  Section 3.).........................  .  If you decide to tender your shares, you must either:

                                        .  If you hold your shares through a
                                           bank, brokerage firm, trust company
                                           or other nominee, you must contact
                                           the person responsible for your
                                           account at such bank, brokerage firm,
                                           trust company or other nominee and
                                           instruct them to tender your shares
                                           on your behalf.

                                        .  If your shares are held in
                                           registered form, complete the Letter
                                           of Transmittal and mail or hand
                                           deliver it with your stock
                                           certificate to the Depositary before
                                           12:00 Midnight, New York City time,
                                           on Monday, March 6, 2000; or

                                        .  If your share certificates are not
                                           immediately available for delivery to
                                           the Depositary, comply with the
                                           guaranteed delivery procedure before
                                           12:00 Midnight, New York City time,
                                           on Monday, March 6, 2000.

                                        .  Contact the Information Agent or
                                           your broker for assistance.

                                        .  Participants in the Telesoft Corp.
                                           Profit Sharing Plan who wish to
                                           tender any of their shares held in
                                           that plan must instruct the plan
                                           co-trustee to tender their shares by
                                           following the separate instructions
                                           and procedures described in Section
                                           3.

Until what time can I withdraw
  previously tendered shares? (See
  Section 4.).........................  You may withdraw your tendered shares at any time before 12:00 Midnight,
                                        New York City time, on Monday, March
                                        6, 2000, and, unless already accepted
                                        for payment by Telesoft, at any time
                                        after 12:00 Midnight, New York City
                                        time, on Friday, March 31, 2000.

In what order will tendered shares be
  purchased? Will tendered shares be
  prorated? (See Section 5.)..........  .  First, Telesoft will purchase shares from all holders of "odd lots" of
                                           less than 100 shares (not including
                                           any shares attributable to individual
                                           accounts under the Telesoft Corp.
                                           Profit Sharing Plan) who properly
                                           tender all of their shares at or
                                           below the selected purchase price;
                                           and

                                        .  Second, after purchasing all shares
                                           from the "odd lot holders," Telesoft
                                           will then purchase shares from all
                                           other stockholders who properly
                                           tender shares at or below the
                                           selected purchase price, on a pro
                                           rata basis, subject to the
                                           conditional tender provisions
                                           described in Section 6.

                                        .  Consequently, all of the shares that
                                           you tender in the offer may not be
                                           purchased even if they are tendered
                                           at or below the purchase price.

What do Telesoft and its Board of
  Directors think of the offer? (See
  Section 9.).........................  .  Neither Telesoft nor Telesoft's
                                           Board of Directors makes any
                                           recommendation to you as to whether
                                           to tender or refrain from tendering
                                           your shares or as to the purchase
                                           price at which you may choose to
                                           tender your shares.

                                        .  You must decide whether to tender
                                           your shares and, if so, how many
                                           shares to tender and the price or
                                           prices at which you will tender them.

                                        .  Some of our directors and executive
                                           officers have advised us that they do
                                           intend to tender shares in the offer.
                                           See Section 10.
What is the recent market price of
  my shares? (See Section 8.).........  .  On February 2, 2000, the last full trading day before the announcement
                                           of the offer, the last reported sale
                                           price of the shares on the Nasdaq
                                           SmallCap Market was $4.75.

                                        .  Stockholders are urged to obtain
                                           current market quotations for their
                                           shares.

Who do I contact if I have question
  about the tender offer?.............  .  For additional information or assistance, you may contact the
                                           Information Agent:

                                           Beacon Hill Partners, Inc.
                                           90 Broad Street, 20th Floor
                                           New York, New York 10004
                                           212-843-8500 (collect)
                                           800-755-5001 (toll-free)
                                           e-mail: tender@bhpweb.com

     Telesoft has not authorized any person to make any recommendation on behalf of Telesoft as to whether stockholders should tender or refrain from tendering shares pursuant to the offer. Telesoft has not authorized any person to give any information or to make any representation in connection with the offer on behalf of Telesoft other than those contained in this Offer to Purchase or in the Letter of Transmittal. Do not rely on any such recommendation or any such information or representation, if given or made, as having been authorized by Telesoft.

                               TABLE OF CONTENTS

Section                                                                     Page
-------                                                                     ----

SUMMARY TERM SHEET.............................................................3

INTRODUCTION...................................................................9

THE OFFER.....................................................................10

      1. Number of Shares; Proration..........................................10
      2. Tenders by Owners of Fewer Than 100 Shares...........................12
      3. Procedure for Tendering Shares.......................................13
      4. Withdrawal Rights....................................................18
      5. Purchase of Shares and Payment of Purchase Price.....................18
      6. Conditional Tender of Shares.........................................19
      7. Certain Conditions of the Offer......................................20
      8. Trading Market and Price Range of Shares.............................22
      9. Background and Purpose of the Offer; Certain Effects of the Offer....22
     10. Interests of Directors and Executive Officers; Transactions and
             Arrangements Concerning the Shares...............................24
     11. Source and Amount of Funds...........................................25
     12. Certain Information About Telesoft...................................25
     13. Effects of the Offer on the Market for Shares;
             Registration under the Securities Exchange Act...................26
     14. Certain Legal Matters; Regulatory Approvals..........................26
     15. Certain U.S. Federal Income Tax Consequences.........................27
     16. Extension of the Offer; Termination; Amendments......................29
     17. Fees and Expenses....................................................30
     18. Miscellaneous........................................................30

SCHEDULE I  CERTAIN TRANSACTIONS INVOLVING SHARES............................I-1

To the Holders of Shares of Common Stock of
     Telesoft Corp.:

                                  INTRODUCTION

     Telesoft invites you to tender your shares to Telesoft at a price not greater than $7.50 nor less than $7.00 per share in cash, as specified by tendering stockholders, upon the terms and subject to the conditions set forth in the offer.

     Telesoft will, upon the terms and subject to the conditions of the offer, determine a single per share price (not greater than $7.50 nor less than $7.00 per share), net to the seller in cash (the "Purchase Price"), that it will pay for shares validly tendered and not withdrawn pursuant to the offer, taking into account the number of shares so tendered and the prices specified by tendering stockholders. Telesoft will select the lowest Purchase Price that will allow it to buy 2,300,000 shares validly tendered and not withdrawn pursuant to the offer (or such lesser number of shares as are validly tendered at prices not greater than $7.50 nor less than $7.00 per share). Telesoft will pay the Purchase Price for all shares validly tendered at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the offer including the terms thereof relating to proration and conditional tenders. Telesoft reserves the right, in its sole discretion, to purchase more than 2,300,000 shares pursuant to the offer.

     The offer is not conditioned on any minimum number of shares being tendered. The offer is, however, subject to certain other conditions. See
Section 7.

     If, by the Expiration Date (as defined in Section 1), more than 2,300,000 shares are validly tendered at or below the Purchase Price and not withdrawn (or such greater number of shares as Telesoft may elect to purchase), Telesoft will, upon the terms and subject to the conditions of the offer, purchase shares first from all Odd Lot Owners (as defined in Section 2) who validly tender all their shares at or below the Purchase Price and then on a pro rata basis from all other stockholders who validly tender shares at prices at or below the Purchase Price (and do not withdraw them prior to the Expiration Date), other than stockholders who tender conditionally, and for whom the condition is not satisfied. Telesoft will return at its own expense all shares not purchased pursuant to the offer, including shares tendered at prices greater than the Purchase Price and shares not purchased because of proration or conditional tenders. The Purchase Price will be paid net to the tendering stockholder in cash for all shares purchased. Tendering stockholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on Telesoft's purchase of shares pursuant to the offer. Stockholders, however, may incur fees associated with the tendering of shares in custodial or other beneficiary accounts. However, any tendering stockholder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 that is included as part of the Letter of Transmittal or a Form W-8 obtained from the Depositary may be subject to required backup U.S. federal income tax withholding of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the offer. See Sections 3 and 15. In addition, Telesoft will pay all fees and expenses of the Depositary and Telesoft Corp. Profit Sharing Plan co-trustees in connection with the offer. See Section 17.

     The Board of Directors has approved the offer. However, you must make your own decision whether to tender your shares and, if so, how many shares to tender and the price or prices at which you are tendering your shares. Neither Telesoft nor its Board of Directors makes any recommendation to any stockholder as to whether to tender or refrain from tendering shares. See Section 10 for information regarding the intentions of Telesoft's directors and executive officers with respect to tendering shares pursuant to the offer.

     Telesoft is making the offer to afford to those stockholders of Telesoft desiring liquidity an opportunity to sell all or a portion of their shares without the usual transaction costs associated with open market sales and because it believes that the repurchase of its shares of common stock is the best use of its excess cash.

     As of the close of business on November 30, 1999, there were 3,711,500 shares outstanding, and 588,325 shares issuable upon exercise of outstanding stock options under the 1995 Incentive Stock Option Plan, the 1996 Incentive Stock Option Plan and the 1997 Performance Equity Plan. The 2,300,000 shares that Telesoft is offering to purchase represent approximately 62% of the outstanding shares (approximately 53% assuming the exercise of all outstanding options).

     The Telesoft Corp. Profit Sharing Plan holds shares in accounts for participants thereunder. Participants may instruct Joseph W. Zerbib, Thierry Zerbib and Irene Loeb, as co-trustees of the trust that holds shares for the Telesoft Corp. Profit Sharing Plan, to tender all or part of the shares attributable to a participant's individual account under the Telesoft Corp. Profit Sharing Plan (including fractional shares, if any) by following the instructions set forth in "Procedure for Tendering Shares -- Telesoft Corp. Profit Sharing Plan" in Section 3.

     Telesoft is not offering, as part of the offer, to purchase any of the options outstanding under the stock option plans, and tenders of such options will not be accepted. Holders of options may instruct Telesoft to tender shares issuable upon exercise of options by following the instructions set forth in "Procedure for Tendering Shares -- Stock Option Plans" in Section 3 or to otherwise exercise options during the offer.

     The shares are listed and traded on the Nasdaq SmallCap Market under the symbol "TSFT." On February 2, 2000, the last full trading day on the Nasdaq SmallCap Market prior to the announcement of the offer, the closing per share sales price as reported on the Nasdaq SmallCap Market was $4.75. Telesoft urges stockholders to obtain current quotations on the market price of the shares.


                                   THE OFFER

1. Number of Shares; Proration.

     Upon the terms and subject to the conditions of the offer, Telesoft will accept for payment (and thereby purchase) 2,300,000 shares or such lesser number of shares as are validly tendered before the Expiration Date (and not withdrawn in accordance with Section 4) at a net cash price (determined in the manner set forth below) not greater than $7.50 nor less than $7.00 per share. The term "Expiration Date" means 12:00 Midnight, New York City time, on Monday, March 6, 2000, unless and until Telesoft in its sole discretion shall have extended the period of time during which the offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the offer, as so extended by Telesoft, shall expire. See Section 16 for a description of Telesoft's right to extend the time during which the offer is open and to delay, terminate or amend the offer. Subject to Section 2, if the offer is oversubscribed, shares tendered at or below the Purchase Price before the Expiration Date will be eligible for proration, subject to the provisions for conditional tenders described in Section 6. The proration period also expires on the Expiration Date.

     Telesoft will, upon the terms and subject to the conditions of the offer, determine a single per share Purchase Price that it will pay for shares validly tendered and not withdrawn pursuant to the offer, taking into account the number of shares so tendered and the prices specified by tendering stockholders. Telesoft will select the lowest Purchase Price that will allow it to buy 2,300,000 shares validly tendered and not withdrawn pursuant to the offer (or such lesser number as are validly tendered at prices not greater than $7.50 nor less than $7.00 per share). Telesoft will pay the Purchase Price for all shares validly tendered at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the offer including the terms thereof relating to proration and conditional tenders. Shares tendered at prices in excess of the Purchase Price and shares not purchased because of proration or conditional tender will be returned. Telesoft reserves the right, in its sole discretion, to purchase more than 2,300,000 shares pursuant to the offer, but does not currently plan to do so. The offer is not conditioned on any minimum number of shares being tendered. In accordance with applicable regulations of the Securities and Exchange Commission, Telesoft may purchase pursuant to the offer an additional amount of shares not to exceed 2% of the outstanding shares without amending or extending the offer. If (1) Telesoft increases or decreases the price to be paid for shares, Telesoft increases the number of shares being sought, and such increase in the number of shares being sought exceeds 2% of the outstanding shares, or Telesoft decreases the number of shares being sought, and (2) the offer is scheduled to expire at any time earlier than the tenth business day from and including the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 16, the offer will be extended until the expiration of ten business days. For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

     The offer is not conditioned on any minimum number of shares being tendered. The offer is, however, subject to certain other conditions. See
Section 7.

     In accordance with Instruction 5 of the Letter of Transmittal, each stockholder desiring to tender shares must (1) specify the price (not greater than $7.50 nor less than $7.00 per share) at which such stockholder is willing to have Telesoft purchase shares or (2) elect to have such stockholder's shares purchased at a price determined by the Dutch auction tender process, which could result in such shares being purchased at the minimum price of $7.00 per share. As promptly as practicable following the Expiration Date, Telesoft will, in its sole discretion, determine the Purchase Price (not greater than $7.50 nor less than $7.00 per share) that it will pay for shares validly tendered and not withdrawn pursuant to the offer, taking into account the number of shares so tendered and the prices specified by tendering stockholders. Telesoft will pay the Purchase Price for all shares validly tendered prior to the Expiration Date at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the offer, including the proration and conditional tender provisions. All shares not purchased pursuant to the offer, including shares tendered at prices greater than the Purchase Price and shares not purchased because of proration or conditional tenders, will be returned to the tendering stockholders at Telesoft's expense as promptly as practicable following the Expiration Date.

     If the number of shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date is less than or equal to 2,300,000 shares (or such greater number of shares as Telesoft may elect to purchase pursuant to the offer), Telesoft will, upon the terms and subject to the conditions of the offer, purchase at the Purchase Price all shares so tendered.

     Priority. Upon the terms and subject to the conditions of the offer, in the event that prior to the Expiration Date more than 2,300,000 shares (or such greater number of shares as Telesoft may elect to purchase pursuant to the offer) are validly tendered at or below the Purchase Price and not withdrawn, Telesoft will purchase such validly tendered shares in the following order of priority:

          (1) all shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date by any Odd Lot Owner (as defined in Section 2) who:

               (a) tenders all shares (excluding shares attributable to individual accounts under the Telesoft Corp. Profit Sharing Plan) beneficially owned by such Odd Lot Owner at or below the Purchase Price (partial tenders will not qualify for this preference); and

               (b) completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery;

          (2) after purchase of all of the foregoing shares, all shares conditionally tendered in accordance with Section 6, for which the condition was satisfied without regard to the procedure set forth in clause (3) below, and all other shares tendered properly and unconditionally, in each case, at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date, on a pro rata basis, if necessary, as described below; and

          (3) if necessary to permit Telesoft to purchase 2,300,000 shares, shares conditionally tendered, for which the condition was not initially satisfied, at or below the Purchase Price and not withdrawn prior to the Expiration Date, selected by random lot in accordance with Section 6.

     Proration. In the event that proration of tendered shares is required, Telesoft will determine the final proration factor as promptly as practicable after the Expiration Date. Proration for each stockholder tendering shares (other than Odd Lot Owners satisfying clause (1) above) will be based on the ratio of the number of shares tendered by such stockholder at or below the Purchase Price to the total number of shares tendered by all stockholders (other than Odd Lot Owners satisfying clause (1) above) at or below the Purchase Price, subject to the conditional tender provisions described in Section 6. This ratio will be applied to stockholders tendering shares (other than Odd Lot Owners satisfying clause (1) above) to determine the number of shares (in certain cases, rounded up to the nearest whole share) that will be purchased from each such stockholder pursuant to the offer. Although Telesoft does not expect to be able to announce the final results of such proration until approximately seven business days after the Expiration Date, it will announce preliminary results of proration by press release as promptly as practicable after the Expiration Date. Stockholders can obtain such preliminary information from Telesoft and may be able to obtain such information from their brokers.

     As described in Section 15, the number of shares that Telesoft will purchase from a stockholder may affect the U.S. federal income tax consequences to the stockholder of such purchase and therefore may be relevant to a stockholder's decision whether to tender shares. The Letter of Transmittal affords each tendering stockholder the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration.

     This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares as of February 4, 2000, and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on Telesoft's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

2.   Tenders by Owners of Fewer Than 100 Shares.

     Telesoft, upon the terms and subject to the conditions of the offer, will accept for purchase, without proration, all shares validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date by or on behalf of stockholders who beneficially own an aggregate of fewer than 100 shares, excluding shares attributable to individual accounts under the Telesoft Corp. Profit Sharing Plan ("Odd Lot Owners"). See Section 1. To avoid proration, however, an Odd Lot Owner must validly tender at or below the Purchase Price all such shares (excluding shares attributable to individual accounts under the Telesoft Corp. Profit Sharing Plan) that such Odd Lot Owner beneficially owns. This preference is not available to partial tenders or to owners of 100 or more shares in the aggregate (excluding shares attributable to individual accounts under the Telesoft Corp. Profit Sharing Plan), even if such owners have separate stock certificates for fewer than 100 such shares. Any Odd Lot Owner wishing to tender all such shares beneficially owned by such stockholder pursuant to this offer must complete the box captioned "Odd Lots" in the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery and must properly indicate in the section entitled "Price (In Dollars) Per share At Which Shares Are Being Tendered" in the Letter of Transmittal the price at which such shares are being tendered, or may elect to have all of such stockholder's shares (excluding shares attributable to individual accounts under the Telesoft Corp. Profit Sharing Plan) purchased at the Purchase Price determined by the Dutch auction tender process. See Section 3. Stockholders owning an aggregate of less than 100 shares whose shares are purchased pursuant to the offer will avoid both the payment of brokerage commissions and any applicable odd lot discounts payable on a sale of their shares in transactions on a stock exchange, including the Nasdaq SmallCap Market.

     As of January 12, 2000, there were 50 holders of record of shares. Approximately 14% of these holders of record held individually fewer than 100 shares and held in the aggregate 239 shares. Because of the number of shares held in the names of brokers and nominees, Telesoft is unable to estimate the number of beneficial owners of fewer than 100 shares or the aggregate number of shares they own.

     Telesoft also reserves the right, but will not be obligated, to purchase all shares duly tendered by any stockholder who tendered any shares beneficially owned at or below the Purchase Price and who, as a result of proration, would then beneficially own an aggregate of fewer than 100 shares. If Telesoft exercises this right, it will increase the number of shares that it is offering to purchase in the offer by the number of shares purchased through the exercise of such right.

3.   Procedure for Tendering Shares.

     Proper Tender of Shares. For you to validly tender your shares pursuant to the offer, you must either:

          (1) properly complete and duly execute a Letter of Transmittal (or a facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees and deliver it along with your certificates for shares to be tendered and any other documents required by the Letter of Transmittal to the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase;

          (2) deliver such shares pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery received by the Depositary, including an Agent's Message (as defined below) if you do not deliver a Letter of Transmittal) or pursuant to ATOP (as defined below) prior to the Expiration Date; or

          (3) comply with the guaranteed delivery procedures set forth below.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility (as defined below) to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined below), which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Telesoft may enforce such agreement against the participant.

     As specified in Instruction 5 of the Letter of Transmittal, if you desire to tender shares pursuant to the offer, you must either (1) check the box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined by Dutch Auction" or (2) check one of the boxes in the section of the Letter of Transmittal captioned "Shares Tendered at a Price Determined by Stockholder."

     If you wish to maximize the chance that your shares will be purchased at the relevant Purchase Price, you should check the box on the Letter of Transmittal marked "Shares Tendered at Price Determined by Dutch Auction." Note that this election could result in your shares being purchased at the minimum price of $7.00 per share. If you wish to indicate a specific price (in multiples of $0.05) at which your shares are being tendered, you must check a box under the section captioned "Shares Tendered at Price Determined by Stockholder" of the Letter of Transmittal in the table labeled "Price (in Dollars) Per Share at Which You Are Tendering Shares." If you wish to tender shares at more than one price, you must complete a separate Letter of Transmittal for each price at which you are tendering shares. You cannot tender the same shares at more than one price.

     Your tender of shares will be proper if, and only if, on the Letter of Transmittal you have checked either the box in the section captioned "Shares Tendered at Price Determined by Dutch Auction" or one of the boxes in the section captioned "Shares Tendered at Price Determined by Stockholder."

     Odd Lot Owners who tender all shares must complete the section entitled "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery, in order to qualify for the preferential treatment available to Odd Lot Owners as set forth in Section 2.

     Signature Guarantees and Method of Delivery. No signature guarantee is required on the Letter of Transmittal if (1) the Letter of Transmittal is signed by the registered holder of the shares (which term, for purposes of this Section, includes any participant in The Depository Trust Company (the "Book-Entry Transfer Facility") whose name appears on a security position listing as the holder of the shares) tendered therewith and payment and delivery are to be made directly to such registered holder, or (2) shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Securities Exchange Act (an "Eligible Institution"). In this regard, see
Section 5 for information with respect to applicable stock transfer taxes. In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a certificate representing shares is registered in the name of a person other than the signer of a Letter of Transmittal, or if payment is to be made, or shares not purchased or tendered are to be returned, to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature on the certificate or stock power guaranteed by an Eligible Institution. In all cases, payment for shares tendered and accepted for payment pursuant to the offer will be made only after timely receipt by the Depositary of certificates for such shares (or a timely confirmation of a book-entry transfer of such shares into the Depositary's account at the Book-Entry Transfer Facility as described below), a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), or an Agent's Message in connection with a book-entry transfer, or a proper tender through the Book-Entry Transfer Facility's Automated Tender Offer Program ("ATOP"), together with any other documents required by the Letter of Transmittal.

     The method of delivery of all documents, including share certificates, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.

     Book-Entry Delivery. The Depositary will establish an account with respect to the shares at the Book-Entry Transfer Facility for purposes of the offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the shares by causing the Book-Entry Transfer Facility to transfer such shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. Even though delivery of shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), with any required signature guarantees, or an Agent's Message or, in the case of a tender through ATOP, the specific acknowledgment, in each case together with any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be followed. The confirmation of a book-entry transfer of shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

     Participants in the Book-Entry Transfer Facility may tender their shares in accordance with ATOP, to the extent it is available to such participants for the shares they wish to tender. A stockholder tendering through ATOP must expressly acknowledge that the stockholder has received and agreed to be bound by the Letter of Transmittal and that the Letter of Transmittal may be enforced against such stockholder.

     Guaranteed Delivery. If you desire to tender your shares pursuant to the offer and you cannot deliver your share certificates to the Depositary prior to the Expiration Date (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the Depositary before the Expiration Date, you may nevertheless tender your shares, provided that all of the following conditions are satisfied:

          (1) your tender is made by or through an Eligible Institution;

          (2) the Depositary receives (by hand, mail, overnight courier or facsimile transmission), on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form Telesoft has provided with this Offer to Purchase (indicating the price at which the shares are being tendered), including (where required) a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery; and

          (3) the certificates for all tendered shares in proper form for transfer (or confirmation of book-entry transfer of such shares into the Depositary's account at the Book-Entry Transfer Facility or a proper tender through ATOP), together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and any required signature guarantees (or, in the case of book-entry transfer, an Agent's Message or, in the case of a tender through ATOP, the specific acknowledgment) and any other documents required by the Letter of Transmittal, are received by the Depositary no later than 5:00 p.m., New York City time, on the third Nasdaq SmallCap Market trading day after the date the Depositary receives such Notice of Guaranteed Delivery.

     Return of Unpurchased Shares. If any tendered shares are not purchased, or if less than all shares evidenced by a stockholder's certificates are tendered, certificates for unpurchased shares will be returned as promptly as practicable after the expiration or termination of the offer or, in the case of shares tendered by book-entry transfer at the Book-Entry Transfer Facility, such shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to such stockholder.

     Backup Federal Income Tax Withholding. To prevent backup federal income tax withholding equal to 31% of the gross payments made to stockholders for shares purchased pursuant to the offer, each stockholder who does not otherwise establish an exemption from such withholding must provide the Depositary with the stockholder's correct taxpayer identification number and provide certain other information by completing the Substitute Form W-9 included as part of the Letter of Transmittal. For a further discussion of backup withholding, see
Section 15.

     Telesoft Corp. Profit Sharing Plan. As of November 30, 1999, the Telesoft Corp. Profit Sharing Plan held 5,100 shares, all of which were attributable to the individual accounts of the Telesoft Corp. Profit Sharing Plan participants, respectively, beneficiaries of deceased participants and alternate payees pursuant to qualified domestic relations orders (collectively referred to in this section as "participants"). Such shares will, subject to the limitations of the Employee Retirement Income Security Act of 1974 and applicable regulations thereunder, be tendered (or not tendered) by Joseph W. Zerbib, Thierry Zerbib and Irene Loeb, as co-trustees of the Telesoft

Corp. Profit Sharing Plan (the "co-trustees"), according to the instructions of participants to the co-trustees. In accordance with the terms of the Telesoft Corp. Profit Sharing Plan, the co-trustees will determine in their discretion whether and at what prices to tender shares for which they have not received timely instructions from participants. The co-trustees will make available to participants whose shares are attributable to individual accounts under the Telesoft Corp. Profit Sharing Plan all documents furnished to stockholders generally in connection with the offer. Each such participant will also receive a "Direction Form" upon which the participant may instruct the co-trustees regarding the offer. Each participant may direct that all, some or none of the shares attributable to such participant's account under the Telesoft Corp. Profit Sharing Plan (including fractional shares, if any) be tendered. Each participant may also direct (1) the price at which such shares are to be tendered, (2) that the price at which such shares are to be tendered shall be determined by the co-trustees, in their sole discretion, or (3) that the Purchase Price be determined by the Dutch auction tender process. Participants in the Telesoft Corp. Profit Sharing Plan may not use the Letter of Transmittal to direct the tender of the shares attributable to their individual accounts under the Telesoft Corp. Profit Sharing Plan, but must use the Telesoft Corp. Profit Sharing Plan Direction Form sent to them. Participants in the Telesoft Corp. Profit Sharing Plan are urged to read the Telesoft Corp. Profit Sharing Plan Direction Form and related materials carefully. Although the tender offer is not scheduled to expire until 12:00 Midnight, New York City time, on Monday, March 6, 2000, unless extended, in order for the co-trustees to timely tender shares held under the Telesoft Corp. Profit Sharing Plan, participants in the Telesoft Corp. Profit Sharing Plan must return their Direction Forms to Kris Cecil, Telesoft's Controller, as agent for the co-trustees, so that she receives them no later than 5:00 p.m., Phoenix time, on Friday, March 3, 2000, unless extended.

     All proceeds received by the co-trustees on account of shares purchased from the Telesoft Corp. Profit Sharing Plan shall be credited to participants' individual accounts under the Telesoft Corp. Profit Sharing Plan and invested in the Merrill Lynch Retirement Preservation Trust. Participants may contact Michelle Brice in Telesoft's Payroll Department at 602-308-1126 after the account reconciliation is complete, which is expected to be no earlier than three business days after the co-trustees receive the proceeds to have the proceeds of the sale of shares invested in other investment options offered under the Telesoft Corp. Profit Sharing Plan.

     Stock Option Plans. The Company is not offering, as part of the offer, to purchase any of the options outstanding under the stock option plans, and tenders of such options will not be accepted. All option exercises must be effected through the Company. A holder of options who wishes to participate in the offer may submit to the Company an Option Election to either:

          (a) tender shares issuable upon exercise of outstanding and vested options held by such holder, specifying the number of shares subject to such options to be tendered and the price or prices at which such shares are to be tendered or electing to accept the Purchase Price determined by the Dutch auction process, and authorizing the Company to (i) exercise such holder's options (but only to the extent that such shares are accepted for purchase pursuant to the offer) and deliver such shares to the Depositary, provided that any such exercise of an option and tender of shares is in accordance with the terms of the stock option plans and the options, (ii) remit to the Company the option exercise price for such shares and applicable withholding taxes and (iii) remit to such holder the remaining net cash proceeds received pursuant to the offer for such shares; or

          (b) exercise such holder's options to purchase shares of the Company's common stock, provided that any such exercise of an option and tender of shares is in accordance with the terms of the stock option plans and the options, and then tender such shares pursuant to the offer. An exercise of an option cannot be revoked even if shares received upon the exercise thereof and tendered in the offer are not purchased in the offer for any reason.

     Regardless of the method used to exercise options, a holder of options will not be permitted to exercise options from the date hereof until the tenth day following the termination of the offer. In addition, for those holders of options selecting the conditional exercise method described in paragraph (a) above for some portion of the options held by them, options which such holders conditionally exercise in the offer, but which are not accepted in the offer and therefore are deemed unexercised, cannot be exercised by such holders until after Monday, March 20, 2000, unless extended.

     In no event are any options to be delivered to the Depositary in connection with a tender of shares hereunder.

     The Company will mail to holders of options an Option Election, which contains information concerning the exercise of options and the tender of shares issuable upon exercise of options. Holders should use the Option Election to exercise options and, if desired, to tender shares issuable upon exercise of options pursuant to methods (a) and (b) described above. Holders of options may not use the Letter of Transmittal to direct the tender of shares issuable upon exercise of options. Questions with respect to tendering shares issuable upon exercise of options, should be directed to Telesoft Corp., 3443 North Central Avenue, Suite 1800, Phoenix, Arizona 85012, Attention: Kris Cecil; Telephone:
602-308-2100.

     In order for the Company to timely tender shares issuable upon exercise of options, except as set forth in the Option Election, holders of options must complete and return the Option Election so that it is received by the Company no later than 5:00 p.m., Phoenix time, on Friday, March 3, 2000, unless extended.

     Tendering Stockholder's Representation and Warranty; Company's Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Securities Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person's own account unless at the time of tender and at the Expiration Date such person has a "net long position" equal to or greater than the amount tendered in (1) the shares and will deliver or cause to be delivered such shares for the purpose of tender to Telesoft within the period specified in the offer or (2) other securities immediately convertible into, exercisable for or exchangeable into shares ("Equivalent Securities") and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to Telesoft within the period specified in the offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder's representation and warranty to Telesoft that (1) such stockholder has a "net long position" in shares or Equivalent Securities being tendered within the meaning of Rule 14e-4 and (2) such tender of shares complies with Rule 14e-4. Telesoft's acceptance for payment of shares tendered pursuant to the offer will constitute a binding agreement between the tendering stockholder and Telesoft upon the terms and subject to the conditions of the offer.

     Determinations of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, the price to be paid therefor and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by Telesoft, in its sole discretion, which determination shall be final and binding on all parties. Telesoft reserves the absolute right to reject any or all tenders it determines not to be in proper form or the acceptance of or payment for which may, in the opinion of Telesoft's counsel, be unlawful. Telesoft also reserves the absolute right to waive any of the conditions of the offer and any defect or irregularity in the tender of any particular shares or any particular stockholder. No tender of shares will be deemed to be properly made until all defects or irregularities have been cured or waived. None of Telesoft, the Depositary or any other person is or will be obligated to give notice of any defects or irregularities in tenders, and none of them will incur any liability for failure to give any such notice.

     Certificates for shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to Telesoft. Any such documents delivered to Telesoft will not be forwarded to the Depositary and therefore will not be deemed to be validly tendered.

4.   Withdrawal Rights.

     Except as otherwise provided in this Section 4, tenders of shares pursuant to the offer are irrevocable. Shares tendered pursuant to the offer may be withdrawn at any time before the Expiration Date and, unless accepted for payment by Telesoft as provided in this Offer to Purchase, may also be withdrawn after 12:00 Midnight, New York City time, on Friday, March 31, 2000.

     For a withdrawal to be effective, the Depositary must receive (at its address set forth on the back cover of this Offer to Purchase) a notice of withdrawal in written or facsimile transmission form on a timely basis. Such notice of withdrawal must specify the name of the person who tendered the shares to be withdrawn, the number of shares tendered, the number of shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such shares. If the certificates have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing the shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of shares tendered by an Eligible Institution). If shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and otherwise comply with the procedures of such facility.

     If Telesoft extends the offer, is delayed in its purchase of shares or is unable to purchase shares pursuant to the offer for any reason, then, without prejudice to Telesoft's rights under the offer, the Depositary may, subject to applicable law, retain on behalf of Telesoft all tendered shares, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the tender offer.

     Participants in the Telesoft Corp. Profit Sharing Plan are not subject to the foregoing procedures with respect to shares attributable to their individual accounts under the Telesoft Corp. Profit Sharing Plan and instead should follow the procedures for withdrawal included in the applicable letter furnished to such participants.

     All questions as to the form and validity, including time of receipt, of notices of withdrawal will be determined by Telesoft, in its sole discretion, which determination shall be final and binding on all parties. None of Telesoft, the Depositary or any other person is or will be obligated to give any notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice. Withdrawals may not be rescinded, and any shares properly withdrawn will thereafter be deemed not tendered for purposes of the offer. However, withdrawn shares may be re-tendered before the Expiration Date by again following any of the procedures described in Section 3.

5.   Purchase of Shares and Payment of Purchase Price.

     Upon the terms and subject to the conditions of the offer, and as promptly as practicable after the Expiration Date, Telesoft will determine a single per share Purchase Price that it will pay for shares validly tendered and not withdrawn pursuant to the offer, taking into account the number of shares so tendered and the prices specified by tendering stockholders, and will accept for payment and pay for (and thereby purchase) shares validly tendered at or below the Purchase Price and not withdrawn as soon as practicable after the Expiration Date. For purposes of the offer, Telesoft will be deemed to have accepted for payment (and therefore purchased), subject to proration and the conditional tender provisions of the offer, shares that are validly tendered at or below the Purchase Price and not withdrawn when, as and if it gives oral or written notice to the Depositary of its acceptance of such shares for payment pursuant to the offer.

     In all cases, payment for shares tendered and accepted for payment pursuant to the offer will be made promptly (subject to possible delay in the event of proration or conditional tenders) but only after timely receipt by the Depositary of certificates for shares (or of a timely Book-Entry Confirmation of such shares into the Depositary's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), or, in the case of a book-entry transfer, an Agent's Message, or, in the case of a tender through ATOP, the specific acknowledgment, in each case together with any other required documents.

     Payment for shares purchased pursuant to the offer will be made by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Telesoft and transmitting payment to the tendering stockholders. In the event of proration, Telesoft will determine the proration factor and pay for those tendered shares accepted for payment as soon as practicable after the Expiration Date. However, Telesoft does not expect to be able to announce the final results of any such proration until approximately seven business days after the Expiration Date. Under no circumstances will Telesoft pay interest on the Purchase Price including, without limitation, by reason of any delay in making payment. Certificates for all shares not purchased, including all shares tendered at prices greater than the Purchase Price and shares not purchased due to proration or conditional tenders, will be returned (or, in the case of shares tendered by book-entry transfer, such shares will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who so delivered such shares) as promptly as practicable following the Expiration Date or termination of the offer without expense to the tendering stockholder. In addition, if certain events occur, Telesoft may not be obligated to purchase shares pursuant to the offer. See Section 7.

     Telesoft will pay or cause to be paid all stock transfer taxes, if any, payable on the transfer to it of shares purchased pursuant to the offer; provided, however, that if payment of the Purchase Price is to be made to, or (in the circumstances permitted by the offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to such person will be deducted from the Purchase Price unless evidence satisfactory to Telesoft of the payment of such taxes or exemption therefrom is submitted. See Instruction 7 of the Letter of Transmittal.

     Any tendering stockholder or other payee who fails to complete fully, sign and return to the Depositary the Substitute Form W-9 included as part of the Letter of Transmittal an IRS Form W-8 or an IRS Form W-8 BEN obtained from the Depositary may be subject to required backup U.S. Federal income tax withholding of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the offer. See Sections 3 and 15.

6.   Conditional Tender of Shares.

     Under certain circumstances and subject to the exceptions set forth in
Section 1, Telesoft may prorate the number of shares purchased pursuant to the offer. As discussed in Section 15, the number of shares to be purchased from a particular stockholder may affect the tax treatment of such purchase to such stockholder and such stockholder's decision whether to tender. Each stockholder is urged to consult with his or her own tax advisor. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of such stockholder's shares tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery must be purchased if any such shares so tendered are purchased, and any stockholder desiring to make such a conditional tender must so indicate in the box captioned "Conditional Tender" in such Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery. The conditional tender alternative is made available so that a stockholder may seek to structure the purchase of shares from the stockholder pursuant to the offer in such a manner that it will be treated as a sale of such shares by the stockholder, rather than the payment of a dividend to the stockholder, for federal income tax purposes.

     Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate such minimum number of shares. If the effect of accepting tenders on a pro rata basis would be to reduce the number of shares to be purchased from any stockholder (tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery) below the minimum number so specified, such tender will automatically be regarded as withdrawn (except as provided in the next paragraph) and all shares tendered by such stockholder pursuant to such Letter of Transmittal or Notice of Guaranteed Delivery will be returned as promptly as practicable thereafter.

     If conditional tenders would otherwise be so regarded as withdrawn and would cause the total number of shares to be purchased to fall below 2,300,000, then, to the extent feasible, Telesoft will select enough of such conditional tenders that would otherwise have been so withdrawn to permit Telesoft to purchase 2,300,000 shares. In selecting among such conditional tenders, Telesoft will select by lot and will limit its purchase in each case to the designated minimum number of shares to be purchased.

     In the event of proration, any shares tendered pursuant to a conditional tender for which the minimum requirements are not satisfied may not be accepted (except as provided above) and will thereby be deemed withdrawn.

7.   Certain Conditions of the Offer.

     Notwithstanding any other provision of the offer, Telesoft shall not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the offer or may postpone the acceptance for payment of, or the purchase of and the payment for, shares tendered, subject to Rule 13e-4(f) promulgated under the Securities Exchange Act, if at any time on or after February 4, 2000, and prior to the Expiration Date any of the following events shall have occurred (or shall have been determined by Telesoft to have occurred) that, in Telesoft's judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission to act by Telesoft), makes it inadvisable to proceed with the offer or with such acceptance for payment or payment:

          (1) there shall have been threatened or instituted or be pending before any court, agency, authority or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic, foreign or supranational, or any judgment, order or injunction entered, enforced or deemed applicable by any such court, authority, agency or tribunal, which
     (a) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the offer or the acquisition of shares pursuant to the offer or is otherwise related in any manner to, or otherwise affects, the offer or (b) could, in the reasonable judgment of Telesoft, materially affect the business, condition (financial or otherwise), income, operations or prospects of Telesoft and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of Telesoft and its subsidiaries, taken as a whole, or materially impair the offer's contemplated benefits to Telesoft; or

          (2) there shall have been any action threatened or taken, or any approval withheld, or any statute, rule or regulation invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or Telesoft or any of its subsidiaries, by any government or governmental regulatory or administrative authority or agency or tribunal, domestic, foreign or supranational, which, in the reasonable judgment of Telesoft, would or might directly or indirectly result in any of the consequences referred to in clause (a) or (b) of paragraph (1) above; or

          (3) there shall have occurred (a) the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory); (b) any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market; (c) the commencement of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States; (d) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in the reasonable judgment of Telesoft might materially affect, the extension of credit by banks or other lending institutions in the United States; (e) any significant decrease in the market price of the shares or in the market prices of equity securities generally in the United States or any change in the general political, market, economic or financial conditions in the United States or abroad that could have in the reasonable judgment of Telesoft a material adverse effect on the business, condition (financial or otherwise), income, operations or prospects of Telesoft and its subsidiaries, taken as a whole, or on the trading in the shares; (f) in the case of any of the foregoing existing at the time of the announcement of the offer, a material acceleration or worsening thereof; or (g) any decline in the Dow Jones Industrial Average or the S&P 500 Composite Index or the Nasdaq Composite Index by an amount in excess of 10% measured from the close of business on February 3, 2000; or

          (4) any change shall occur or be threatened in the business, condition (financial or otherwise), income, operations or prospects of Telesoft and its subsidiaries, taken as a whole, which in the reasonable judgment of Telesoft is or may be material to Telesoft and its subsidiaries taken as a whole; or

          (5) a tender or exchange offer with respect to some or all of the shares (other than the offer), or a merger or acquisition proposal for Telesoft, shall have been proposed, announced or made by another person or shall have been publicly disclosed, or Telesoft shall have learned that (a) any person or "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as disclosed in a Schedule 13D or 13G (or an amendment thereto) on file with the Securities and Exchange Commission on February 3 2000) or (b) any such person or group that on or prior to February 3, 2000, had filed such a Schedule with the Securities and Exchange Commission thereafter shall have acquired or shall propose, to acquire whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of additional shares representing 2% or more of the outstanding shares; or

          (6) any person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, reflecting an intent to acquire Telesoft or any of its shares.

     The foregoing conditions are for Telesoft's sole benefit and may be asserted by Telesoft regardless of the circumstances giving rise to any such condition (including any action or inaction by Telesoft) or may be waived by Telesoft in whole or in part. Telesoft's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if Telesoft waives any of the foregoing conditions, it may be required to extend the Expiration Date of the offer. Any determination by Telesoft concerning the events described above and any related judgment or decision by Telesoft regarding the inadvisability of proceeding with the purchase of or payment for any shares tendered will be final and binding on all parties.

8.  Trading Market and Price Range of Shares.

     The shares are listed and traded on the Nasdaq SmallCap Market under the symbol "TSFT." The high and low closing sales prices per share on the Nasdaq SmallCap Market as compiled from published financial sources are listed below:

                                                           High       Low
                                                          -------   --------
          1998 (fiscal year ended November 30, 1998)
            First Quarter                                 $5.125    $2.65625
            Second Quarter                                 5.75      4.25
            Third Quarter                                  6.75      3.375
            Fourth Quarter                                 5.25      3.5625
          1999 (fiscal year ended November 30, 1999)
            First Quarter                                 $6.00     $4.875
            Second Quarter                                 5.00      4.1875
            Third Quarter                                  4.75      4.375
            Fourth Quarter                                 4.6875    4.0625
          2000 (fiscal year ending November 30, 2000)
            First Quarter (through February 3, 2000)      $6.3125   $3.75

     On February 2, 2000, the last full trading day before the announcement of the offer, the closing per share sales price as reported on Nasdaq SmallCap Market was $4.75. Telesoft urges stockholders to obtain current quotations of the market price of the shares.

9.  Background and Purpose of the Offer; Certain Effects of the Offer.

     On January 15, 1998, Telesoft completed the sale of its GoodNet subsidiary, an Arizona-based internet service provider, to WinStar Communications Inc. for $3.5 million in cash and 479,387 WinStar restricted common shares. Substantially all of such WinStar shares were sold in 1998 resulting in net cash proceeds to Telesoft of approximately $13.7 million. Telesoft has explored ways in which to deploy such excess cash and enhance stockholder value, including by making investments in its existing business, acquiring complementary or new businesses or by distributing cash to stockholders in the form of dividends or through repurchases of shares. During 1999, Telesoft invested significantly in its core business and expects to continue to invest in its software development initiatives. However, Telesoft's management believes that its available cash is still in excess of its reasonably foreseeable need for cash for research and development purposes. Telesoft's management has established strategic and financial criteria that potential acquisitions must meet for consideration. To date, Telesoft's management has been unable to identify any potential acquisition candidates meeting such criteria.

     As a result of the foregoing, Telesoft's management determined to recommend to the Board of Directors that excess cash be used to repurchase shares of its common stock including the shares owned by Joseph W. Zerbib, Telesoft's Chairman and retiring Chief Executive Officer and President, and from Telesoft's other stockholders.

     On February 2, 2000, Telesoft agreed to purchase from Joseph W. Zerbib, Telesoft's Chairman and retiring Chief Executive Officer and President, 293,750 shares, constituting all of Mr. Zerbib's shares, at the earlier of (1) the time Telesoft is deemed to have accepted for payment (and therefore purchased) shares in the offer and (2) March 31, 2000. The purchase price for such shares will be $7.25, the average of the high and low purchase prices in the offer. The Board of Directors agreed to repurchase Mr. Zerbib's shares in connection with Mr. Zerbib's retirement as Chief Executive Officer and President of Telesoft. The Board of Directors believes that repurchase of Mr. Zerbib's shares will eliminate a potentially significant overhang with respect to the shares and the potentially adverse effects thereof on the trading of the shares and that such repurchase is fair to and in the best interests of Telesoft's other stockholders. Mr. Zerbib did not take part in any of the deliberations or voting of the Board of Directors regarding the repurchase of his shares. Mr. Zerbib will not be tendering shares in the offer.

     The offer provides stockholders who are considering a sale of all or a portion of their shares the opportunity to determine the price or prices (not greater than $7.50 nor less than $7.00 per share) at which they are willing to sell their shares and, if any of such shares are purchased pursuant to the offer, to sell those shares for cash to Telesoft without the usual costs associated with a market sale. The offer gives stockholders an opportunity to sell their shares at a price greater than the prevailing market prices of the shares immediately prior to the announcement of the offer. The offer would also allow Odd Lot Owners whose shares are purchased pursuant to the offer to avoid both the payment of brokerage commissions and any applicable odd lot discounts payable on sales of odd lots on a securities exchange. To the extent the purchase of shares in the offer results in a reduction in the number of stockholders of record, the costs to Telesoft for services to stockholders should be reduced. Stockholders who determine not to accept the offer will increase their proportionate interest in Telesoft's equity, and therefore in Telesoft's future earnings and assets, subject to Telesoft's right to issue additional shares and other equity securities in the future.

     The Board of Directors has approved the offer. However, you must make your own decision whether to tender your shares and, if so, how many shares to tender and the price or prices at which you are tendering your shares. Neither Telesoft nor its Board of Directors makes any recommendation to any stockholder as to whether to tender or refrain from tendering shares. See Section 10 for information regarding the intentions of Telesoft's directors and executive officers with respect to tendering shares pursuant to the offer.

     Shares that Telesoft acquires pursuant to the offer will become authorized and issued, but not outstanding, shares and will be available for sale by Telesoft without further stockholder action (except as may be required by applicable law or the rules of the securities exchanges on which the shares are listed) for purposes including, but not limited to, the acquisition of other businesses, raising of additional capital for use in Telesoft's businesses, and satisfaction of obligations under existing or future employee benefit plans.

     Except as disclosed in this Offer to Purchase, Telesoft currently has no plans or proposals that relate to or would result in:

     . the acquisition by any person of additional securities of Telesoft or the disposition of securities of Telesoft;

     . an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Telesoft or any or all of its subsidiaries;

     . a sale or transfer of a material amount of assets of Telesoft or any of its subsidiaries;

     . any change in the present Board of Directors or management of Telesoft;

     . any material change in the present dividend rate or policy, or indebtedness or capitalization of Telesoft;

     . any other material change in Telesoft's corporate structure or business;

     . any change in Telesoft's Certificate of Incorporation or By-Laws or any actions which may impede the acquisition of control of Telesoft by any person;

     . a class of equity security of Telesoft being delisted from a national securities exchange;

     . a class of equity security of Telesoft becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act; or

     .    the suspension of Telesoft's obligation to file reports pursuant to
          Section 15(d) of the Securities Exchange Act.

10. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

     As of November 30, 1999, there were 3,711,500 shares outstanding, and 588,325 shares issuable upon the exercise of all outstanding options. As of November 30, 1999, directors and executive officers of Telesoft as a group (6 persons) beneficially owned 2,021,250 shares, which constituted approximately 47% of the outstanding shares (including shares issuable upon the exercise of options held by Telesoft's directors and executive officers exercisable within 60 days of such date) at such time. In order for Telesoft to purchase 2,300,000 shares pursuant to the offer, directors and executive officers must tender at least 609,750 shares (excluding shares issuable upon exercise of options) pursuant to the offer. Telesoft's directors and executive officers are permitted to tender their shares to Telesoft pursuant to the offer, which shares will be accepted and purchased on the same terms as all shares accepted and purchased from stockholders pursuant to the offer. Telesoft has been advised that Thierry E. Zerbib, Brian H. Loeb and Michael F. Zerbib currently intend to tender at $7.00 per share in the aggregate the same percentage of their shares as the percentage of all of other shares tendered as of 5:00 p.m., New York City time, on Friday, March 3, 2000. For example, if unaffiliated stockholders tender as of 5:00 p.m., New York City time, on Friday, March 3, 2000, 50% of the Telesoft shares held by them, Messrs, Zerbib, Loeb and Zerbib will tender 50% of the Telesoft shares held by them. Telesoft will issue a press release after 5:00 p.m., New York City time, on Friday March 3, 2000 indicating the number of Telesoft shares tendered by unaffiliated stockholders and the number of shares to be tendered by Messrs. Zerbib, Loeb and Zerbib. Messrs. Zerbib, Loeb and Zerbib reserve the right to change the number of Telesoft shares to be tendered by them and the price at which they tender Telesoft shares. Any such change will be publicly announced by Telesoft.

     Joseph W. Zerbib has previously agreed to sell his shares to Telesoft and will not be tendering shares in the offer. See Section 9.

     Cecile Silverman and Kalvan Swanky, directors of Telesoft, do not own shares and will not be tendering shares in the offer.

     Based on Telesoft's records and information provided to Telesoft by its directors, executive officers, associates and subsidiaries, except as set forth on Schedule I hereto, neither Telesoft nor any of its associates or subsidiaries or persons controlling Telesoft nor, to the best of Telesoft's knowledge, any of the directors or executive officers of Telesoft, nor any associates of such directors or executive officers, has effected any transactions in the shares during the 40 business days prior to the date hereof.

     Except as set forth in this Offer to Purchase, neither Telesoft nor any person controlling Telesoft nor, to Telesoft's knowledge, any of its directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer with respect to any securities of Telesoft including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

11.  Source and Amount of Funds.

     Assuming that Telesoft purchases 2,300,000 shares pursuant to the offer at the maximum specified purchase price of $7.50 per share, Telesoft expects the amount of funds required to purchase those shares to be $17.25 million and the maximum aggregate cost, including all fees and expenses applicable to the offer, to be approximately an additional $75,000. Telesoft anticipates that all of the funds necessary to pay such amounts will be provided from cash and a $3 million line of credit from Bank One N.A. See Section 9. Telesoft has no alternative financing arrangements or alternative financing plans in the event that these financing plans fall through.

12.  Certain Information About Telesoft.

     Telesoft provides telecommunications billing and customer care solutions to educational institutions, corporations and government agencies. Telesoft offers the following integrated hardware and proprietary software systems and services: the STS Outsourcing Program, Customized Billing Outsourcing Services, TelMaster Telemanagement System, Distribution Control System and RATEX Bookstore Solution. Telesoft also assists large organizations in analyzing, recovering and optimizing their telecommunications expenditures.

     The principal executive office of Telesoft is located at 3443 North Central Avenue, Suite 1800, Phoenix, Arizona 85012.

                      Where You Can Find More Information

     Telesoft is subject to the informational filing requirements of the Securities Exchange Act and, in accordance therewith, is obligated to file reports and other information with the Securities and Exchange Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning Telesoft's directors and officers, their remuneration, options granted to them, the principal holders of Telesoft's securities and any material interests of such persons in transactions with Telesoft is required to be disclosed in proxy statements distributed to Telesoft's stockholders and filed with the Securities and Exchange Commission. Telesoft has also filed a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, which includes additional information with respect to the offer. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; and at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such material may also be obtained by mail, upon payment of the Securities and Exchange Commission's customary charges, from the Public Reference Section of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Securities and Exchange Commission also maintains a Web site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. Such reports, proxy statements and other information concerning Telesoft also can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. Telesoft's Schedule TO may not be available at the Securities and Exchange Commission's regional offices.

     The Securities and Exchange Commission allows Telesoft to "incorporate by reference" information into this Offer to Purchase. This means that Telesoft can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this Offer to Purchase, except for any information that is superseded by information that is included directly in this document.

     This Offer to Purchase incorporates by reference the documents listed below that Telesoft has previously filed with the Securities and Exchange Commission. The documents contain important information about Telesoft and its financial condition.

Telesoft's Filings with the Commission                 Period
-----------------------------------------------------------------------------
Annual Report on Form 10-KSB              Fiscal year ended November 30, 1998

Quarterly Reports on Form 10-QSB          Quarters ended:
                                          . February 28, 1999
                                          . May 31, 1999
                                          . August 31, 1999

     Telesoft incorporates by reference additional documents that it may file with the Securities and Exchange Commission between the date of this Offer to Purchase the date the offer, proration period and withdrawal rights expire. Those documents include periodic reports, such as Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K, as well as proxy statements.

     You can obtain any of the documents incorporated by reference in this document through Telesoft or from the Securities and Exchange Commission's web site at the address described above. Documents incorporated by reference are available from Telesoft without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this Offer to Purchase by requesting them in writing or by telephone from Telesoft at 3443 North Central Avenue, Suite 1800, Phoenix, Arizona 85012, Telephone: 602-308-2100. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

13. Effects of the Offer on the Market for Shares; Registration under the Securities Exchange Act.

     Telesoft's purchase of shares pursuant to the offer will reduce the number of shares that might otherwise trade publicly and is likely to reduce the number of stockholders. Nonetheless, Telesoft believes that there will still be a sufficient number of shares outstanding and publicly traded following the offer to ensure a continued trading market in the shares. Based on the published guidelines of the Nasdaq SmallCap Market, Telesoft does not believe that its purchase of shares pursuant to the offer will cause its remaining shares to be delisted from any such market quotation system.

     The shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the shares. Telesoft believes that, following the purchase of shares pursuant to the offer, the shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

     The shares are registered under the Securities Exchange Act, which requires, among other things, that Telesoft furnish certain information to its stockholders and to the Securities and Exchange Commission and comply with the Securities and Exchange Commission's proxy rules in connection with meetings of Telesoft's stockholders. Telesoft believes that its purchase of shares pursuant to the offer will not result in the shares becoming eligible for deregistration under the Securities Exchange Act.

14.  Certain Legal Matters; Regulatory Approvals.

     Telesoft is not aware of any license or regulatory permit material to its business that might be adversely affected by its acquisition of shares as contemplated in the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for Telesoft's acquisition or ownership of shares as contemplated by the offer. Should any such approval or other action be required, Telesoft currently contemplates that it will seek such approval or other action. Telesoft cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, shares tendered pursuant to the offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that the failure to obtain any such approval or other action might not result in adverse consequences to Telesoft's business. Telesoft's obligations under the offer to accept for payment and pay for shares are subject to certain conditions. See
Section 7.

15.  Certain U.S. Federal Income Tax Consequences.

     The following discussion summarizes certain U.S. federal income tax consequences to holders of shares relevant to the offer. The discussion contained in this summary is based upon the Internal Revenue Code of 1986, as amended, temporary and final Treasury Regulations promulgated thereunder, proposed Treasury Regulations, published rulings, notices and other administrative pronouncements of the Internal Revenue Service ("IRS"), and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial, or administrative action. Any such changes may be applied retroactively in a manner that could materially affect the tax consequences described herein.

     This summary assumes that the shares are held as capital assets, within the meaning of Section 1221 of the Internal Revenue Code. This summary does not address all of the tax consequences that may be relevant to particular stockholders in light of their personal circumstances, or to certain types of stockholders (such as certain financial institutions, dealers in securities or commodities, securities traders that elect to mark to market, foreign persons, insurance companies, tax-exempt organizations or persons who hold shares as a position in a "straddle" or as a part of a "hedging" or "conversion" transaction for U.S. federal income tax purposes). In particular, the discussion of the consequences of an exchange of shares for cash pursuant to the offer applies only to a United States Holder. For purposes of this summary, a "United States Holder" is a holder of shares that is (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in or under the laws of the United States, any state or any political subdivision thereof, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (d) a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust. Additional or alternative tax consequences may apply with respect to shares acquired as compensation (including shares acquired upon the exercise of options or which were or are subject to forfeiture restrictions).

     The summary does not address the state, local, or foreign tax consequences of participating in the offer. Each stockholder should consult its own tax advisor concerning the decision to participate in the offer as well as the specific tax consequences (foreign, federal, state, and local) applicable to it.

     United States Holders Who Receive Cash Pursuant to the Offer. An exchange of shares for cash pursuant to the offer by a United States Holder will be a taxable transaction for U.S. federal income tax purposes. As a consequence of the exchange, a United States Holder will, depending on such holder's particular circumstances, be treated either as having sold such holder's shares or as having received a dividend distribution from Telesoft, with the tax consequences described below.

     Under Section 302 of the Internal Revenue Code, a United States Holder whose shares are exchanged for cash pursuant to the offer will be treated as having sold such holder's shares, rather than as having received a dividend, if the exchange (a) results in a "complete termination" of such holder's equity interest in Telesoft, (b) is "substantially disproportionate" with respect to such holder or (c) is "not essentially equivalent to a dividend" with respect to the holder, each as discussed below. In applying constructive ownership rules, in addition to shares actually owned by a United States Holder, such holder will be deemed to constructively own shares actually or constructively owned by certain related entities and individuals. For purposes of these constructive ownership rules, a holder of options to acquire shares is generally deemed to constructively own those shares even if the option is not exercised.

     If a United States Holder sells shares to persons other than Telesoft at or about the time such holder also sells shares to Telesoft pursuant to the offer, and the various sales effected by the holder are part of an overall plan to reduce or terminate such holder's proportionate interest in Telesoft, then the sales to persons other than Telesoft may, for U.S. federal income tax purposes, be integrated with the holder's sale of shares pursuant to the offer and, if integrated, should be taken into account in determining whether the holder satisfies any of the three tests described below.

     A United States Holder will satisfy the "complete termination" test if all shares actually or constructively owned by such holder are exchanged for cash pursuant to the offer.

     A United States Holder will satisfy the "substantially disproportionate" test if immediately after the exchange such holder owns less than 50% of the total voting power in Telesoft and such holder's percentage interest in Telesoft (i.e., the number of shares actually and constructively owned by such holder divided by the number of shares outstanding) is less than 80% of such holder's percentage interest in Telesoft prior to the exchange.

     A United States Holder will satisfy the "not essentially equivalent to a dividend" test if the reduction in such holder's percentage interest in Telesoft, as described above, constitutes a "meaningful reduction of the shareholder's proportionate interest" given such holder's particular facts and circumstances. The Internal Revenue Service has indicated in published rulings that any reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal (an interest of less than 1% should satisfy this requirement) and who exercises no control over corporate affairs should constitute such a "meaningful reduction."

     Telesoft cannot predict whether or to what extent the offer will be oversubscribed. If the offer is oversubscribed, proration of tenders pursuant to the offer will cause Telesoft to accept fewer shares than are tendered. Therefore, a holder can be given no assurance that a sufficient number of such holder's shares will be exchanged pursuant to the offer to ensure that such exchange will be treated as a sale, rather than as a dividend, for U.S. federal income tax purposes pursuant to the rules discussed above. A holder may wish to condition the tender on a minimum number of shares being redeemed as described in Section 6 above, so that none of such holder's shares are redeemed unless Telesoft accepts a sufficient number of his shares so that he satisfies one or more of the tests described above. While such a conditional tender may ensure that a redemption of a holder's shares would be treated as an exchange for federal income tax purposes, a conditional tender may result in no shares being accepted by Telesoft. In determining the minimum number of shares to be accepted for purchase in a conditional tender, a holder should take into account shares constructively owned by the holder pursuant to the rules discussed above. Stockholders considering a conditional tender are urged to consult with their tax advisors regarding the relative advantages and disadvantages of such a tender.

     If a United States Holder is treated as having sold such holder's shares under the tests described above, such holder will recognize gain or loss equal to the difference between the amount of cash received and such holder's tax basis in the shares exchanged. Any capital gain or loss so recognized generally will be long-term capital gain or loss if the holding period for the holder's shares surrendered exceeds one year. In the case of a United States Holder that is an individual, estate, or trust, such long term capital gain or loss will be taxed at a maximum rate of 20%. The federal income tax rates applicable to capital gains for taxpayers other than individuals, estates, and trusts are currently the same as those applicable to ordinary income. A United States Holder's ability to deduct capital losses from ordinary income is limited. Capital losses generally may be used by a corporate taxpayer only to offset capital gains, and by an individual taxpayer only to the extent of capital gains plus $3,000 of ordinary income per year.

     If a United States Holder who exchanges shares pursuant to the offer is not treated under Section 302 as having sold such holder's shares for cash, the entire amount of cash received by such holder will be treated as a dividend to the extent of Telesoft's current and accumulated earnings and profits, which Telesoft anticipates will be sufficient to cover the amount of any such dividend and will be includible in the holder's gross income as ordinary income in its entirety, without reduction for the tax basis of the shares exchanged. No loss will be recognized. As to an exchange which is treated as a dividend, a United States Holder's tax basis in the shares exchanged generally will be added to such holder's tax basis in such holder's remaining shares. To the extent that cash received in exchange for shares is treated as a dividend to a corporate United States Holder, such holder will be (i) eligible for a dividends-received deduction (subject to applicable limitations) and (ii) subject to the "extraordinary dividend" provisions of the Internal Revenue Code. To the extent, if any, that the cash received by a United States Holder exceeds Telesoft's current and accumulated earnings and profits, it will be treated first as a tax-free return of such holder's tax basis in the shares and thereafter as capital gain.

     Stockholders Who Do Not Receive Cash Pursuant to the Offer. Stockholders whose shares are not exchanged pursuant to the offer will not incur any tax liability as a result of the consummation of the offer.

     Backup Federal Income Tax Withholding. Under the U.S. federal income tax backup withholding rules, 31% of the gross proceeds payable to a stockholder or other payee pursuant to the offer must be withheld by the Depositary and remitted to the U.S. Treasury unless such holder (i) is a corporation, foreign person, or other exempt recipient, and when required, establishes this exemption or (ii) provides its taxpayer identification number, certifies that it is not currently subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A United States Holder may generally avoid backup withholding by furnishing a completed Substitute IRS Form W-9 included as part of the Letter of Transmittal. In order for a foreign individual to qualify as an exempt recipient, such an individual must submit a completed IRS Form W-8 which is available from the Depositary upon request. See Instructions 11 and 12 of the Letter of Transmittal. Backup withholding is not an additional tax; any amount withheld under these rules will be creditable against the United States federal income tax liability of the beneficial holder subject to the withholding, and may entitle such holder to a refund provided that the required information is furnished to the Internal Revenue Service.

     Participants in the Telesoft Corp. Profit Sharing Plan may have different tax considerations. See the applicable Direction Form(s) and related materials sent under separate cover to such participants.

     The tax discussion set forth above is included for general information only. Each stockholder should consult its own tax advisor concerning the decision to participate in the offer as well as the specific tax consequences (foreign, federal, state, and local) applicable to it.

16.  Extension of the Offer; Termination; Amendments.

     Telesoft expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by Telesoft to have occurred, to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. Telesoft also expressly reserves the right, in its sole discretion, to terminate the offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. Additionally, in certain circumstances, if Telesoft waives any of the conditions of the offer set forth in Section 7, it may be required to extend the Expiration Date of the offer. Telesoft's reservation of the right to delay payment for shares that it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that Telesoft must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, Telesoft further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by Telesoft to have occurred, to amend the offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the offer to holders of shares or by decreasing or increasing the number of shares being sought in the offer). Amendments to the offer may be made at any time and from time to time by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which Telesoft may choose to make any public announcement, except as provided by applicable law (including Rule 13e-4(e)(2) promulgated under the Securities Exchange Act), Telesoft shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     If Telesoft makes a material change in the terms of the offer or the information concerning the offer, or if it waives a material condition of the offer, Telesoft will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Securities Exchange Act, which require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend upon the facts and circumstances, including the relative materiality of such terms or information. If (1) Telesoft increases or decreases the price to be paid for shares, Telesoft increases the number of shares being sought and such increase in the number of shares being sought exceeds 2% of the outstanding shares or Telesoft decreases the number of shares being sought, and (2) the offer is scheduled to expire at any time earlier than the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the offer will be extended until the expiration of such ten business days.

17.  Fees and Expenses.

     Telesoft has retained Corporate Stock Transfer, Inc. as Depositary and Beacon Hill Partners, Inc. as Information Agent in connection with the offer. The Depositary, the Information Agent, as well as the co-trustees of the Telesoft Corp. Profit Sharing Plan, will receive reasonable and customary compensation for their services. Telesoft will also reimburse the Depositary for out-of-pocket expenses, including reasonable attorneys' fees, and has agreed to indemnify the Depositary against certain liabilities in connection with the offer, including certain liabilities under the federal securities laws. The Depositary has not been retained to make solicitations or recommendations in connection with the offer.

     Telesoft will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other person for soliciting any shares pursuant to the offer. Telesoft will, however, on request, reimburse such persons for customary handling and mailing expenses incurred in forwarding materials in respect of the offer to the beneficial owners for which they act as nominees. No such broker, dealer, commercial bank or trust company has been authorized to act as Telesoft's agent for purposes of the offer. Telesoft will pay (or cause to be paid) any stock transfer taxes on its purchase of shares, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

18.  Miscellaneous.

     Telesoft is not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If Telesoft becomes aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, Telesoft will make a good faith effort to comply with such law. If, after such good faith effort, Telesoft cannot comply with such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares residing in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the offer to be made by a licensed broker or dealer, the offer is being made on Telesoft's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     No person has been authorized to give any information or make any representation on behalf of Telesoft in connection with the offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If given or made, such information or representation must not be relied upon as having been authorized by Telesoft.



                                       TELESOFT CORP.


February 4, 2000

                                   SCHEDULE I

                     CERTAIN TRANSACTIONS INVOLVING SHARES

     Based upon Telesoft's records and upon information provided to Telesoft by its directors, executive officers, associates and subsidiaries, except as described below, neither Telesoft nor any of its associates or subsidiaries or persons controlling Telesoft (of which Telesoft believes there are none) nor, to the best of Telesoft's knowledge, any of the directors or executive officers of Telesoft, nor any associates of such directors or executive officers, has effected any transactions in the shares during the 40 business days prior to February 4, 2000.

     On February 1, 2000, Telesoft agreed to purchase from Joseph W. Zerbib, President and Chief Executive Officer of Telesoft, 293,750 shares, constituting all of Mr. Zerbib's shares, at the earlier of (1) the time Telesoft is deemed to have accepted for payment (and therefore purchased) shares in the offer and (2) March 31, 2000. The purchase price for such shares will be $7.25, the average of the high and low purchase prices in the offer.

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for the shares and any other required documents should be sent or delivered by each stockholder or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at its address set forth below:

                       The Depositary for the Offer is:

                        Corporate Stock Transfer, Inc.

               By Facsimile                  By Hand/Overnight Delivery
           Transmission Number:                          or
     (For Eligible Institutions Only)       Registered or Certified Mail:
               303-282-5800
                                            Corporate Stock Transfer, Inc.
            Confirm Receipt of              3200 Cherry Creek Drive South
         Facsimile by Telephone:                     Suite 430
               303-282-4800                     Denver, Colorado 80209

                          For Information Telephone:
                                 303-282-4800

     Any questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the address, telephone number or e-mail address below. Stockholders may also contact their brokers, dealers, commercial banks or trust companies for assistance concerning the offer.

                    The Information Agent for the Offer is:

                           Beacon Hill Partners, Inc.

                          90 Broad Street, 20th Floor
                            New York, New York 10004
                             212-843-8500 (collect)
                            800-755-5001 (toll-free)
                           e-mail: tender@bhpweb.com